Exhibit 99.1

Power Solutions International

Third Quarter 2013 Earnings Conference Call

November 11, 2013

Operator:    Good day and welcome to the Power Solutions International Third Quarter 2013 Earnings Conference Call. As a reminder, today’s conference is being recorded.

At this time, I would like to turn the conference over to Gary Dvorchak, Senior Vice President of ICR. You may begin.

Gary Dvorchak:    Thank you, Robert, and good afternoon, everyone. We’re pleased that you’re joining us for the Power Solutions International Third Quarter Earnings Conference Call. Speaking on the call today are Gary Winemaster, Chairman and Chief Executive Officer; Eric Cohen, Chief Operating Officer; and Daniel Gorey, Chief Financial Officer.

By now, everyone should have access to our press release that went out today. If you’ve not received the release, it is available on the Investor Relations portion of the Power Solutions website at www.psiengines.com.

Before we begin, I’d like to remind you that the information in today’s press release and the remarks made by our executives on this call may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on information currently available to us, and involve risks and uncertainties that could cause our actual financial results, performance, prospects and opportunities to differ materially from those expressed in or implied by these statements. These risks and uncertainties include, but are not limited to, the factors identified in our news release, and our filings with the SEC. You may access any of these filings at www.sec.gov.

Please also note that the information provided on this call should be considered current only as of today. Except as expressly required by the Federal Securities laws, we undertake no duty to update that information.

Finally, I want to mention that a replay of the call can be accessed after the call ends, and will be available for approximately one year.

With that, I’d like to turn the call over to the Company’s Chairman and CEO, Gary Winemaster.

Gary Winemaster:    Thank you, Gary, and thank you, everyone, for joining the call. After I review the quarter, our COO, Eric Cohen, will offer more detail on the operating highlights, and then Dan Gorey will discuss the details of our financial results. I will conclude with a discussion of our outlook for growth over the next couple years.

We were pleased with our performance this quarter. Over the year, revenue grew 25% and was very robust, and margins continued to decline. We continued to invest in our future growth as well. R&D expenses were up, reflecting efforts that we expect to drive new sales in the quarters ahead.

An important market for us is heavy duty power systems, which go into generators, power units and compressors used in the oil and gas industry. We have developed power systems that can run on wellhead gas, gas that would otherwise be wastefully flared. We invested substantial time and money into developing this technology. That investment is now translating into attractive sales growth in conjunction with our Gen Set OEMs and oilfield equipment customers.

We believe the opportunity is ripe for even larger power systems, both in oilfield and other applications. Until now, we have served the heavy duty market with our product line up to 22 liters. Seeing more opportunity, we recently secured engine block supply to develop power systems up to 61 liters. As those products roll out, we believe that we will have one of the most broadest portfolios to serve the heavy duty market, including oilfield.

In general, we feel that we are positioned for even more success in the heavy duty power systems. This is reflected in our deal with Perkins, a division oilfield Caterpillar. During the quarter, we were awarded exclusive rights for Canada, America, and Mexico to develop alternative fuel versions of their 4000 series. We won this by leveraging our long relationship with them and leadership position in the industrial and natural gas engines.

An important initiative for us to move the business beyond North America, there is a huge demand in China for alternatively fueled engines, and we are positioning ourselves to capture that business. Eric and I were recently in Dalian, China for the grand opening ceremony for the joint venture plant we are doing with MAT Holdings. Although the revenue is still a year or more away, we are building a foundation for solid growth in China.

Let me now turn the call over to our COO, Eric Cohen, to discuss these operating highlights in more detail. Eric?

Eric Cohen:    Thank you, Gary. I will cover some of our operating accomplishments in the quarter, and then Dan will go over the financials. Similar to last quarter, demand for our heavy duty power systems and oilfield applications is driving both revenue growth and margin expansion. We’ve developed large engines specifically tailored for generators, which can run on the wellhead gas that is a byproduct of oil production. This gas is often flared off at the same time that diesel is being trucked in to run generators and other equipment. By enabling E&P companies to utilize a free fuel source, we improve the economics of the well and the environment, too. This market, which we serve in partnership with our customers to build generators, compressors and power units, drove a meaningful portion of our growth in the quarter. Furthermore, these large power systems are our most profitable, so this shift drove our gross margin expansion as well.

We expect to continue our momentum in heavy duty power systems in the quarters ahead, with our recently announced deal with Perkins, a division of Caterpillar. We were recently named the 4000 Series Gas Center of Excellence, which provides exclusive rights to develop and distribute natural gas-powered engines in Canada, America, and Mexico. This means that we will be co-developing a line of 23 liter and 61 liter nat-gas engines for North America that will enable us to address a number of new heavy duty industrial applications. For instance, in generators, this engine line will extend our power output from over 400 kilowatts into the 1 megawatt range. Perkins chose us because of our 30-year relationship as a master distributor for them in the Midwest, but also because of our unique technology and ability to customize the power systems for specific applications. With a product line that spans from 8 liters to 61 liters, we have one of the strongest lineups in the industry for natural gas fueled heavy duty power systems. We expect these large systems to contribute to attractive gross margins in the years ahead.

I do want to note that mix is not the only element to our strong margin performance. We initiated a major materials cost reduction program. While the majority of the benefits will not be realized until next year, we are starting to see initial success in ringing costs out of our bill of materials. Some examples of our efforts including better negotiating of volume purchases, increasing our number of world class suppliers, and tooling of parts for high volume production.

Even as we continued to succeed in our core industrial markets, several of our new growth initiatives are poised to drive more growth in 2014 and beyond. One important development this quarter was the grand opening of our China plant, which is a joint venture with MAT Holdings. As Gary mentioned, he and I were just in Dalian two weeks ago for ceremonies commemorating the opening. Our initial intention with this JV is to manufacture and sell our 2 and 2.4 liter engines into forklift applications. Marketing efforts have been underway for several months, and several large Chinese OEMs are expressing interest. Training is underway now, and we expect to produce the first customer prototypes by year end. We should ramp up over the course of the year as initial customers come on board.

Beyond forklift, we are building interest there for our on-road and oilfield solutions, too. Marketing efforts in these applications are underway, and we are in discussions with prospects to field test our engines.

Moving back to the U.S., our opportunities continue to broaden in the on-road market. We are marketing our engine lineup to truck OEMs, chassis manufacturers, and fleet operators. We are happy with our progress and look forward to updating you on this in the future.

I will now turn the call over to our CFO, Dan Gorey, to discuss our financial results in detail. Dan?

Daniel Gorey:    Thank you, Eric, and hello, everyone. I would like to review our operating results and financial condition in more detail, and then return the call to Gary for our outlook.

Net sales for the third quarter were $64.6 million compared to $51.7 million last year. This represents a 25% increase in revenue. We saw continued very strong growth in our heavy duty power system product line serving the oil and gas end market, among others. Sales of these 8 liter to 22 liter systems almost doubled from last year’s third quarter, and were up 22% from our second quarter.

Our aftermarket business was also a good top line contributor in the quarter. During the third quarter, we also continued our quarterly sequential sales growth, posting a 9% increase in sales from our second quarter.

Our gross margin for the third quarter was 19.1%, a strong increase over the 16.3% for the third quarter last year. This was due to the greater sales of our heavy duty power systems, as well as stronger aftermarket sales, both higher margin categories.

Operating expenses, which include research and development, selling and service, and general and administrative costs, came in at $8.3 million for the third quarter. As a percentage of sales, that was 12.8% in this quarter compared to 12.4% in the second quarter, and 10.7% last year.

Research and development expenditures increased during the quarter, as we continue our strong investments in R&D for future customer platforms, as well as in developing our on-road capabilities.

Selling expense also increased in the quarter compared to last year, principally related to the increase in revenue.

General and administrative expenses increased due to increased personnel and other public company costs that we did not have last year.

Operating income for the third quarter was $4.1 million, or an increase of 43% from last year’s operating income. Operating margin was 6.4% this quarter compared to 5.6% in last year’s third quarter. Our operating margin remained relatively consistent with the second quarter’s 6.5%.

Interest expense was $135,000 in the current quarter compared to $249,000 last year. This was due mainly to the lower level of debt outstanding as a result of our 2 million share offering, which closed in July of this year.

Other income and expense includes the revaluation of our warrant liability. As a reminder, our April 2011 private placement included warrants, the liability for which we are required to carry on our balance sheet at fair value. Each quarter, the change in value must be run through the income statement as a non-cash item that for GAAP accounting purposes impacts our bottom line. As at quarter end, we had warrants for 438,918 shares at an exercise price of $13. The value of these warrants is highly correlated with the increase in the Company’s stock price. As a result of the increase in our stock price this quarter, we were required to book a non-cash expense of approximately $12.6 million or $1.21 per diluted share for the increase in the estimated fair value of the warrant liability.

The value of these warrants will change regularly, so you should expect to see valuation adjustments both positive and negative in future quarters. Therefore, we encourage investors to look at our results both with and without the warrant reevaluation in assessing our performance on a quarterly basis.

The warrant expense resulted in a GAAP loss of $9,981,000 or $0.97 per share in the current quarter. Removing the effects of the warrant revaluation, our adjusted earnings were $2,624,000 or $0.24 per diluted share in our current quarter. This compares to adjusted earnings of $1.8 million or $0.20 per diluted share in our third quarter last year.

Now let’s discuss the balance sheet and liquidity. Our balance sheet is solid, with $71 million in working capital and about $51 million in shareholders’ equity. Inventories increased during the quarter, in part to support the growth of the business currently and in preparation for next year, and also due to some last time engine buys. Our balance sheet was strengthened during the quarter through our common stock offering of approximately 2 million shares, of which 1,050,000 shares were primary shares generating net cash of $34 million.

Our balance sheet as of September 30 has cash of $8 million and borrowings under our line of credit of $12 million. Current availability under our credit facility is about $49 million.

Lastly, as of September 30th, 2013, the Company had 10,479,811 common shares outstanding.

That concludes my comments. Let me now turn the call back to Gary to discuss out outlook. Gary?

Gary Winemaster:    Thanks, Dan. As we look toward 2014, we could not be more excited. Our core industrial markets continue to grow. We have design wins with—which we expect to drive visibility—visible revenue growth in 2014 and beyond. We continue to expect 2014 sales of $310 to $330 million. At this point, we need to refine our fourth quarter outlook. Throughout the year, we have targeted $225 to $235 million in—of revenue. To account for our strong performance this year to date, we are revising our expectation for 2013 revenue to a range of $234 to $28 million. This represents solid year-over-year growth for the fourth quarter and a robust growth for the full year.

Now, Operator, let’s open the call for questions.

Operator:    Thank you. If anyone would like to ask a question, you may do so by pressing star, followed by the number one on your telephone keypad at this time. Please make sure that your mute function is turned off to allow your signal to reach our equipment. Once again, that is star, followed by the number one. We will pause for a moment to assemble the queue.

So we’ll take our first question from Eric Stine of Craig-Hallum.

Eric Stine:    Hi, everyone. Thanks for taking the questions.

Gary Winemaster:    Hi, Eric.

Eric Stine:    Hi. Maybe just starting just on the industrial business. Just wondering if you could talk quick about impact of Tier 4? I mean clearly your growth has been quite strong, but just wondering, you know, if you can estimate what percentage of your products are you starting to see now being cheaper, and then what you think that does to your growth, you know, as that progressively, you know, as diesel prices are higher for the end of 2015?

Gary Winemaster:    Well, we’re starting to see the market recognize that. I think we have, you know, we’ve been aware that this was coming, and I think now the OEM is starting to finally see the impact of the design challenges as well as the price challenges. So we’re seeing projects come more and more for our industrial business, and I think that’ll be reflected in 2014.

Eric Stine:    Okay, but fair to say, I mean you’re still really not seeing the impact, and that’s something that would certainly accelerate growth.

Gary Winemaster:    It absolutely will. I think 2013, we’ve seen some people start projects with us, but most of the growth that we’ve seen in 2013 is not related necessarily to the Tier 4 regulation yet.

Eric Stine:    Okay, that’s helpful. Maybe just turning to forklift, if you can provide any update. I know you’ve been working towards a high level of confidence on a large opportunity, so an update on that program. And then also, you know, you’ve talked in the past about working on multiple opportunities out there, so any thoughts on potential size of the others beyond that large one?

Gary Winemaster:    Well, we’ve got a number of projects, as we’ve said on the previous calls. One of those—one of the largest projects that we have we’re actually going to start doing some sales in December of this year for next year. And I think what we’re waiting for is the ability to make an announcement, and I think we’re hoping that on our next call we can do that, and it’s more that the OEM needs to notify their supplier and make sure that everything has a smooth transition.

So there’s a number of other projects that we have, all of which we believe will be end of 2014. But everything is on track, and as you know, the time in which it takes for these projects to come to fruition through an engineering cycle is about a year and a half, so we get very good visibility, and all those projects are progressing nicely.

Eric Stine:    Okay. And then maybe the last one for me. Just on-road, in the past you’ve given a—kind of a rough number of the programs you’ve got going, so maybe an update there and just how that breaks down between engine and truck OEMs and fleets? Thanks.

Gary Winemaster:    Yes, so it’s—you know—it breaks down to probably about half going to vehicle or chassis manufacturers, and maybe about a quarter going to end fleets and a quarter going to actually more engine-type OEMs. What I would say is if you go back about a year ago, we had just a limited number of projects ongoing. As I review the project list right now, we actually have 20 ongoing projects, so we’ve got a very full roster of projects we’re working on. And you’ll be able to see one example of this coming up; December 3rd to the 5th there the RVIA Show, and we’ll be featuring one of our engines. Our 8.8 will be an American Powered Chassis displayed at the show.

Eric Stine:    Okay, thank you.

Operator:    We will take our next question from Rob Brown of Lake Street Capital Markets.

Rob Brown:    Good afternoon.

Gary Winemaster:    Hey, Rob.

Rob Brown:    You talked about your high horsepower project kicking off. Could you give us a sense of how that—and when that turns into kind of projects and revenue?

Gary Winemaster:    The Perkins Caterpillar Program?

Rob Brown:    Yes, that’s right.

Gary Winemaster:    Yes, we’re doing a lot of engineering work right now. We do expect to see some revenue probably in the latter half of 2014. We are working very closely with Perkins to do some of the—understand the product. And we will be showing one of those engines at the upcoming Power-Gen Show next week, or this week, excuse me, in Orlando. So there is an engine that’ll be on display and the other engines will be coming in here and we’ll start to, you know, pull all those together and hopefully have some prototypes out in the second quarter of next year.

Rob Brown:    Okay, great. And then could you give us a sense in your 2014 guidance how much is related to the new design wins and how much is sort of the core business you have right now?

Gary Winemaster:    Well, I would say that—you know—we’ve been—you know—when we talk about the new business that we have, we have a couple of significant accounts that could be probably half to three quarters of that, and then we would probably see 25 to 35% from existing business that we have today.

Rob Brown:    Okay, great. Thank you. I’ll turn it over.

Operator:    And we will take our next question from Phillip Shen of ROTH Capital.

Philip Shen:    Hey, guys. Thanks for taking my questions.

Gary Winemaster:    Sure, Phil.

Eric Cohen:    Sure, Phil.

Philip Shen:    The first question is on margins. You guys had a nice margin quarter. Can you talk to us about what you see ahead? And, you know, I think heavy duty and aftermarket really contributed, and so what do you see for aftermarket mix in the quarter’s end?

Daniel Gorey:    Yes, you know, I think that if we’re talking about the fourth quarter, Phil, you know, I would think that the—kind of the margin characteristics that we have currently will probably carry through into Q4. And if we’re—you know—and as a goal, I think you know and we publicly said that we want to be, you know, in the—in the low twenties with gross margin and kind of 10 to 12 operating. Those are still goals that we’re attaining, and I think we’re making good progress towards particularly on the gross margin side.

It’s a little too early to get a little bit more granular on ’14 until I have ’14 budgets fully rolled up, and we’ll provide some of that color to you on our next call. But needless to say, I mean we’re aggressively working on trying to expand margin. You know, the good news, based upon the guidance that we’re giving for ’14, is I, you know, I can assure that our operating expenses will not be growing as quickly as our top line, so there’s going to be somewhat of a natural, you know, expansion due to that. But in addition, you know, I know Eric and his team are aggressively working on costing down for our components, which is key to what we do. As you know, about $0.70 every dollar is material, so that’s the name of the game here, so. And quite frankly, you know, margins have been—you know—we’re constantly doing the balancing act of aggressively trying to build for the future but also being mindful that this Company started, you know, without a $75 million credit facility and they need to be profitable and earn money, and so that mission continues on, but clearly there’s costs that we’re folding into these quarters that relate to activities that will not bear fruit, you know, for a year or two.

Philip Shen:    Great. Thanks, Dan. Next, I’d like to explore the competitive environment a touch. You know, it looks like Westport is discontinuing its 15 liter. Was wondering if you could just comment in general about competitive landscape and some of the opportunities and potentially challenges that you see ahead for you and your team?

Eric Cohen:    Yes. So, you know, Westport was selling—I think it was a whole generation. That engine had been around for over 10 years and I think with Cummins coming out with their 15 liter, decided (inaudible) to phase on. But that competition we really look at as it’s a bifurcated market in the on-road space. There’s the Class A heavy duty segment, and then there’s a light and medium duty. So our—where we’re focused with our company is the light and medium duty. There’s 320,000 units produced a year in the light and medium duty versus about 180,000 in heavy duty, so we see the light and medium duty as a larger market and there’s also not the infrastructure impediments because many of them are return to base. So if we—if you look at the Cummins, the Westport, and soon now Volvo, they’re all competing in that class A heavy duty market, and so we’re not directly competing with them in that space.

In our competitive landscape, the competitors we see, for example, Ford has a 6.8 liter, but it’s only on one fuel on a propane, and then there’s a few mom and pop competitors out there, and so that’s kind of how we view the competitive landscape on the on-highway side.

Philip Shen:    Great. Thanks, Eric. And one last one and I’ll jump back in queue. You know, in 2012 you guys sold roughly 40,000 engines. As we run out the year, how many alternatively fueled engines do you think you’ll sell in ’13, and then how many do you expect in ’14? Thanks.

Gary Winemaster:    Well, I think for 2013 I think we’ll sell about 50,000 engines, and then for 2014, I think that number will approach 65,000 engines.

Philip Shen:    Okay. Thank you, Gary. I’ll jump back in queue.

Operator:    And we will take our next question from Walt Liptak with Global Hunter Securities.

Walt Liptak:    Hi, thanks. Good afternoon, everybody, and nice quarter.

Gary Winemaster:    Thanks, Walt.

Eric Cohen:    Thanks, Walt.

Walt Liptak:    So I wanted to ask first about the, you know, the quarter came in on the top line a little bit stronger than expected, and just wanted to clarify that that was from the oil and gas POWER-GEN market, is that right?

Daniel Gorey:    That was a major contributor, Walt. Yes, I mean we’re seeing as, you know, I think we’ve all talked about we’re seeing some great success, and, you know, the good news there is we’ve just begun. I mean, you know, it’s hard to tell what penetration is, but I think we probably think it’s in the single digits in terms of penetration onto those oilfields, so there’s a long way to go. And as Gary and Eric have talked about, now we’re going to get a product line extension up to 61 liters, so it’s all good news. But, yes, that was a big driver of the quarter.

Walt Liptak:    Okay. And are you getting a look at what the 2014 budgets might be like for, you know, I guess up to the 22 liter POWER-GEN sets for oilfield? Are you seeing a continuation of the growth?

Gary Winemaster:    We are. We are seeing a continuation of the growth, and an expansion of that.

Walt Liptak:    Okay. Can you give us an idea of the magnitude? You know, you mentioned it was doubling this quarter. You know, you’ve got ramped product, are you looking for—you know—what kind of production levels are you looking for?

Gary Winemaster:    Yes, Walt, you know, it’s a little premature to be throwing around numbers, but we’re very excited about the opportunity. You know, we have said from time to time that this business that was $30 million—$31 million in revenue last year is going to exceed probably $50 million, you know, for this year, and we think it’ll probably be in the $75 million range. You know, again, we haven’t—we haven’t rolled up budgets yet. We’ve got a long way to go to kind of firm those numbers up, but it gives you a magnitude—kind of a sense of the opportunity in ’14.

Walt Liptak:    Okay, great. Yes, thanks for that. That’s a helpful number. And on the Cat Perkins opportunity, I wonder if you could, you know, give us an idea of the size of the market, you know, maybe 22 liter and above and 22 liter and below?

Gary Winemaster:    Well, it’s a much smaller market. I mean we’ve had some initial budgets that we’ve put out there. You know, the difference in the cost of the product, the high end of our 8 to 22 liter product is about $90,000 per engine, and the 61 liter sells for about $250,000 per engine. You know, obviously there are—there’s a smaller market. You know, we hope in the—by the time we get into 2015 that we’re trending at about 300 engine sales, but I think that what we’ve seen historically is that when we put our forecasts in and we do some work, you know, that’s where the market is today, but we think the market, you know, three years from now will be much bigger than it is today. So that’s our target, but I think we’ll exceed that number.

Walt Liptak:    Okay, got it. And if I could just ask one on the guidance. You know, you’ve had sequential revenue increases for, you know, for some time now, and I think with the implied fourth quarter it looks like it’ll be sequentially—the revenue will be down from the 65. I wonder if you can provide some color on your forecast. Is it seasonality or, you know, are there some orders pushing? You know, what’s the reason for that?

Gary Winemaster:    Yes, you know, Walt, we’d love the world to operate perfectly. It doesn’t always. We’re extremely excited about the year we’ve had and the opportunity that we see in 2014. We’ve reaffirmed our guidance of 310 to 330. So, you know, I mean the way I look at it, we had a very strong Q3. Whether some business got pulled into Q3 I can’t say that for sure, but what I can tell you is our end markets are behaving well, we’ve got great opportunity and we’re going to finish up the year, you know, above the high end of the range that we initially—that we initially gave. You know, and we—if we look at the quarter-over-quarter comparison from Q4 it’ll be—you know—it’ll be strong.

Having said that, I understand, you know, I mean we—you know—I would’ve liked to have Q3 be Q4, but we had 9% sales growth in Q3. Q4 looks to us now like an implied, you know, kind of $60 million number at the midpoint.

Walt Liptak:    Great. Okay, thanks very much, guys.

Operator:    And, once again, if anyone would like to ask a question, you may do so by pressing star, followed by the number one on your telephone keypad.

We will go next to Rudy Hokanson of Barrington Research.

Rudy Hokanson:    Good afternoon. A couple of questions. Again, going back to oil and gas, can you tell us how many individual or unique clients that you have right now?

Gary Winemaster:    Well, I mean we have a number of service companies in that market. We also sell some companies that are in the rental section of that—segment of that business. You know, companies like Chesapeake and SandRidge, Conoco are all using our product. So I don’t know if we can get into the specifics on this call, but I think that we have a very diverse customer base, and I think that we have a number of different ways in which we go to market, both through sales and through rental. Again, many of our OEM partners are supplying those, and also the oil and gas service companies that are working in that area are strong partners of ours.

Rudy Hokanson:    Okay. And I was just—what I was thinking of was if there’s an issue where some people need to become aware of it where your service providers are giving it to the people who are asking for it, or if they are, you know, trying to increase that penetration where you’re talking about less than 10%, if I understood it right, in the oil and gas area? Because I was just thinking if a, you know, if an E&P company uses the product and really likes it, I’m not sure why they wouldn’t then start expanding to additional fields rather than just the ones where they are right now. And if they’re—if it’s a situation where, you know, maybe you’re concentrated on certain E&Ps, I was just wondering what the service companies might be doing to sort of evangelize on your motors. Is there any color you can provide on that?

Gary Winemaster:    Well, I think that a lot of the companies in the oil and gas space are specifying our product. I mean we’re one of the few companies that is EPA certified. So the trailer units don’t have to be site certified, they can be moved from space to space; they don’t have to sit on the ground for six months, so that’s a huge advantage for the products that we’re providing. We also have a telematics business that is being specified by the oil companies, which is kind of unique to the space that we’re talking about. So those are two major pull-through characteristics of our product versus our competitors. So I think that we are seeing more and more requirements where people are specifying the engine to the OEMs that we supply.

Rudy Hokanson:    Okay. And then along these lines as well, have you started talking to service companies in China? You mentioned the opportunity of working with the oil and gas industry China, and I realize you don’t want to go too international right now outside of where your comfort zone is, and China’s sort of your primary international comfort zone, but I was just wondering if you’re working with service companies there or what are you doing to start those discussions?

Eric Cohen:    Yes—Eric—I’ll talk to that. So, you know, start with we don’t have any revenue in our guidance for 2014 so everything’s preliminary conversations; however, there is a lot interest coming from China, and the same technology and solutions we’re deploying in the U.S., there’s a real need for those in China. And so the, as we talked about before, China’s 50% more shale gas than the U.S., and they want to develop that gas. And so we are in active conversations with several E&P companies and oilfield services companies there to try and get some trials going in China.

Rudy Hokanson:    Okay, so when you say—and backing up on that a minute, on the China issue, when you talked about talking to a number of OEMs in China, is that still primarily aimed at the forklift market?

Eric Cohen:    Yes, right—we have to kind of separate out kind of three distinct markets in China. With our JV that we launched in China, it’s focused on forklift and forklift OEMs, so that’s the prime basis for the joint venture. On top of, that what’s developed is there’s some emerging opportunities for our oil and gas solutions as well as for the on-highway market, but those are conversations kind of farther into the future. So for short-term, immediately in 2014 we look to start to service some forklift OEMs.

Gary Winemaster:    One of the things I think is also important to recognize is that we currently sell, say, three to five of the major forklift manufacturers in China today for their export business. The China—the Chinese forklift market is about 260,000 forklifts a year versus in the United States and North America it’s about 160,000. So what we believe is that, you know, today that market in China, the domestic market is mostly diesel, and I think we’re going to see with the challenges, the emission challenges, the environmental concerns that are out there, there’s a great opportunity. And for us to be on the ground, it allows us to be competitive and to react to all different sizes of customers in that market. So we think we’re going to get a portion of that domestic business as we go forward, and we’re going to do it with customers that we sell to today.

Rudy Hokanson:    Okay, so just to get the full picture on China then, you’ve got the JV that’s a real thing right now with the forklift market, and certainly a lot of opportunities in talking to OEMs there. And on the oil and gas side, since you are now in China and getting to learn that market better, and people are interested in Power Solutions’ engines for the oilfield, by being there you have the opportunity to start working on that market, but that’s more sort of at a conversational level over the next 18 months. Is that a fair way to sum it up?

Gary Winemaster:    Yes, and I think that what we’ve seen, and Eric mentioned earlier, that there’s more shale gas opportunity in China than even in the United States and North America. But we’ve developed a very, very unique fracking model to get it—to get after that business, and I think that what we believe is that that same model will work in China. I think we can be competitive, and I think the fact that we’re on the ground there will lead to opportunities going forward.

Rudy Hokanson:    Okay, thank you. And then could you just say anything more specifically about, you know, pilots that you’ve had in the Class 6 category, like with, you know, the (inaudible) Pod, and, you know, some of the other players? At what stage are those pilots right now, because I know 2014 doesn’t include on-road expectations, but I was just wondering if you can give us a sense of how far along you are and what the timetable might be on those coming to, you know, revenue recognition?

Gary Winemaster:    Yes, so, you know, as I mentioned, we have about 20 projects underway, and all of them really have their own unique timetable. On the long end, some of them might take up to two years to get a—to actually see the revenue. And so what we’ve done is we’ve mentioned that we wouldn’t see material revenue at least until 2015, so I think closer to that time we’d provide a little more color.

Rudy Hokanson:    Okay, and the 20 projects, though, that involves all sorts of things that you’re working on, right?

Eric Cohen:    Right. I mean in some cases…

Rudy Hokanson:    More than just Class 6?

Eric Cohen:    Yes, more than just Class 6. In some cases, you know, we’ve got some agreements we’re working on, and in other cases there’s actual field trials going on. You know, I will say the level of activity has picked up considerably since last year, and from our perspective, the pilots and trials and the partnerships are going very well. So today we’re very pleased with it, it’s just for some competitive reasons from our customers they wanted to keep those quiet for right now.

Rudy Hokanson:    Thank you. And then one last question, Eric. Earlier you talked about cost reductions, and, you know, examining opportunities in terms of volume purchases, expanding your number of suppliers, and the third one I sort of lost. You said something about parts.

Eric Cohen:    Yes, so what we’ve done is since there’s so much activity for development, we’ll often want to get onto a platform, because once you’re stacked (ph) on a platform you’re locked in for awhile. But to get the engine on a platform you might have to use prototype parts; you might have to go to, let’s say, more expensive suppliers just to start the process. As you get into more production volume, what you can do is then you can take apart and actually invest in the tooling and tool up for high volume production. And by tooling up a part, that allows you to lower your piece price.

Rudy Hokanson:    Okay. Thank you very much. I appreciate it.

Eric Cohen:    No problem.

Operator:    And once again, that is star, followed by the number one to ask a question.

We will go next to Michael Needleman of Fusion Investments.

Michael Needleman:    Hello?

Gary Winemaster:    Hello?

Eric Cohen:    Hello, Michael.

Michael Needleman:    Can you hear me?

Gary Winemaster:    Yes.

Michael Needleman:    Can you hear me? Thank you so much for answering my call. Most of the questions were answered by the last gentleman, but I just wanted to be sure I heard one thing correctly, or I’ll ask it a different way. The revenues can come from China facility. When might they possibly start to be able to be manufactured and product revenues? Would it be second quarter of next year or, how would that—how do you think about that?

Eric Cohen:    Yes, you know, the way we’d look at it is is we’d expect in early next year we’ll have customers going through, and—for their final audits, and so that throughout 2014 we’d start to sell to those customers. But do note, though, it’ll be recorded in the equity method, so it’ll come in as—the profit or loss will just come in and show up as a line item, and we’d expect to see that as we move into 2014.

Michael Needleman:    So I guess in other words, there could be revenues coming from that facility, or booked revenues coming from that facility sometime next year? You’re going to be manufacturing—that plant will be manufacturing ready and able sometime first quarter, second quarter is my question?

Eric Cohen:    No, first quarter, and, in fact, at the very end of this year we’ll be doing—actually right now engaged in trial builds.

Michael Needleman:    Okay, great. Thank you so much. Good luck, gentlemen.

Gary Winemaster:    Thank you.

Operator:    And we will take our next question from Ross Silver of Vista Partners.

Ross Silver:    Thank you, and congratulations on an excellent quarter. Just a question as it relates to your sales cycle. Have you seen the cycle decrease in time as you’ve gone on and continued to prove out your products, or—I mean how would you categorize the sales cycle at this time?

Gary Winemaster:    Well, I think, you know, what we’re seeing is that there’s still the same—I mean the sales cycle for on-highway is what we assumed it would be. There’s the validation and the chassis evaluations and certifications that go with that, so they are what we’ve seen. We are moving probably a little faster on some of our industrial programs. As we started to move some of those parts and ensure the supply chain we’ve been able to pull some of those products forward, and I think we’re going to see some of that in 2014.

Ross Silver:    Okay, thank you again for—and congratulations on a great quarter.

Gary Winemaster:    Thank you.

Eric Cohen:    Thank you.

Operator:    And, once again, that is star, followed by the number one if anyone would like to ask a question. We will pause for a moment to allow everyone another opportunity to signal.

And as there are no signals from the phones at this time, I will turn the call back to Gary Winemaster for a brief conclusion.

Gary Winemaster:    Okay, thank you. This concludes our call, and we appreciate the interest in Power Solutions International. Next—or this week we will be at a POWER-Gen Show in—International Show in Orlando, so if the opportunity avails itself, we would love to meet any of the investors that will be there. And we look forward to our next conference call with you in February to report the results from the fourth quarter. Again, thank you very much.

Operator:    Thank you. And this does conclude today’s conference call. Once again, we would like to thank everyone for your participation, and have a wonderful day.